Financial Contact:  Patrick Davidson  (414) 343-8002
Media Contact:      Kathleen Lawler   (414) 343-4587



              HARLEY-DAVIDSON REPORTS ANOTHER RECORD FIRST QUARTER


     Milwaukee, Wis., April 16, 2003 -- Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its first quarter ended March 30, 2003. Revenue for the quarter was $1.1 billion compared with $927.8 million in the year-ago quarter, a 20.0 percent increase. First quarter diluted earnings per share (EPS) were 61 cents, a 56.4 percent increase compared with last year's 39 cents.

     "We are pleased with our outstanding results for the first quarter of 2003 as we continue to execute our long-term Plan for Sustainable Growth," said Jeffrey L. Bleustein, chairman and chief executive officer of Harley-Davidson, Inc. "While the long winter experienced by much of our nation has delayed some retail sales, dealer confidence and other measures that we use to track Harley-Davidson motorcycle demand remain strong."

     "With these indicators in mind and with construction of our new factory in York, Pennsylvania proceeding to plan, we are raising our shipment target for 2003 from 289,000 to 290,000 Harley-Davidson motorcycles," added Bleustein. The Company's new target is a 10% increase over 2002.

Motorcycles and Related Products Segment

     First quarter revenue from Harley-Davidson motorcycles was $876.5 million, an increase of 17.2 percent over the first quarter last year. Shipments of Harley-Davidson motorcycles totaled 70,608 units, up 5,939 units or 9.2 percent over last year.

     First quarter revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts(TM) and Genuine Motor Accessories(TM), totaled $159.8 million, a 21.9 percent increase over the year-ago quarter. Total P&A revenue includes $13.9 million from sales of 100th Anniversary P&A products sold during the quarter. Shipments of 100th Anniversary P&A products will continue through the second quarter. For the second half of 2003, the Company expects P&A revenues to grow at a rate slightly faster than the motorcycle unit growth rate.

     General Merchandise, which consists of MotorClothes(R) apparel and collectibles, had first quarter revenue of $56.5 million, up 33.6 percent over the same period last year, with revenue from 100th Anniversary General Merchandise products accounting for $8.3 million. Shipments of 100th Anniversary products in this product line are now essentially complete, and therefore General Merchandise revenue for the remainder of the year is expected to be lower than in 2002.

     First quarter gross margin for the Motorcycles and Related Products Segment was 36.2 percent of revenue compared to 34.0 percent in the first quarter of last year. First quarter gross margin was favorably impacted by wholesale motorcycle price increases and a richer product mix that were associated with 100th Anniversary product lines. Additional favorability was realized from foreign currency exchange rates. Consistent with the higher gross margin, operating margin increased from 18.7 percent in 2002 to 21.5 percent in 2003.


      Harley-Davidson, Inc. - 1st Quarter 2003 Press Release Text - page 1

Retail Sales Data

     Harley-Davidson retail motorcycle sales for the quarter were down 3.2 percent in the U.S., but up 15.7 percent in Europe and up 12.9 percent in Japan compared to the same period last year. "While retail sales for the United States were lower in the first three months of the year, we and our independent dealer network believe that many customers have delayed purchasing their motorcycles until the weather improves. We look forward to the spring riding season kicking into gear," said Bleustein. Data is listed in the accompanying tables.

Financial Services Segment

     Harley-Davidson Financial Services, Inc. (HDFS), a subsidiary of Harley-Davidson, Inc., reported operating income of $43.4 million, up $31.2 million compared to the year-ago quarter. The subsidiary benefited from its previously announced plan to securitize retail installment loans for Harley-Davidson motorcycles in the first quarter of 2003.

     HDFS sold $550 million in motorcycle loans during the quarter and recorded a gain of $26.4 million. The subsidiary realized a larger than expected gain on this sale due to a favorable interest rate environment and a larger transaction size. This compares with a gain of $5.0 million on $93 million of loans securitized during the first quarter of 2002, which was the remaining portion of the fourth quarter 2001 securitization.

     Based on anticipated interest rates and the competitive financial services environment, the Company expects HDFS' full year 2003 operating income to be approximately 25 percent higher than in 2002. Over the longer term, the Company expects the HDFS growth rate to be slightly higher than the Company's motorcycle unit growth rate.

Cash Flow

     Operations generated cash of more than $311 million. The Company invested $41.8 million in capital expenditures and paid a dividend of $10.6 million.

Share Repurchase

     During the quarter, the Company repurchased 500,000 shares of its common stock.

Company Background

     Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport and sport-touring motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements

     The Company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company


      Harley-Davidson, Inc. - 1st Quarter 2003 Press Release Text - page 2

"believes," "anticipates," "expects" or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

     The Company's ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected P&A /general merchandise supplier backorders, (v) sell all of the Harley-Davidson motorcycles it plans to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to foreign currency exchange rate fluctuations, (ix) successfully adjust to interest rate fluctuations, and (x) successfully manage changes in the credit quality of HDFS's loan portfolio.

     In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, difficulty with suppliers, natural causes, terrorism or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.


                                 TABLES FOLLOW

      Harley-Davidson, Inc. - 1st Quarter 2003 Press Release Text - page 3

                              Harley-Davidson, Inc.
                   Condensed Consolidated Statements of Income
                    (In thousands, except per share amounts)

                                                          (Unaudited)
                                                      Three Months Ended
                                                 ----------------------------
                                                  March 30,         March 31,
                                                    2003              2002
                                                 -----------       ----------

Net revenue                                      $1,113,691        $ 927,845
Gross profit                                        403,032          315,277
Operating expenses                                  163,407          142,150
                                                 ----------        ---------
  Operating income from
   motorcycles & related products                   239,625          173,127

Financial services income                            70,769           41,691
Financial services operating expense                 27,412           29,540
                                                 ----------        ---------
  Operating income from financial services           43,357           12,151

Corporate expenses                                    4,473            3,555
                                                 ----------        ---------
Total operating income                              278,509          181,723
Interest income, net                                  5,957            2,246
Other income (expense), net                            (216)            (765)
                                                 ----------        ---------
Income before provision for taxes                   284,250          183,204
Provision for income taxes                           98,066           63,206
                                                 ----------        ---------
Net income                                       $  186,184        $ 119,998
                                                 ==========        =========

Earnings per common share:
  Basic                                              $ 0.62           $ 0.40
  Diluted                                            $ 0.61           $ 0.39

Weighted-average common shares:
  Basic                                             302,364          302,475
  Diluted                                           304,560          305,618




Harley-Davidson, Inc. - 1st Quarter 2003 Press Release Financial Tables - page 1

                              Harley-Davidson, Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)


                                          March 30,     Dec. 31,      March 31,
                                            2003          2002          2002
                                         ----------    ----------    ----------

ASSETS
  Current assets:
    Cash and cash equivalents            $  242,712    $  280,928    $  378,535
    Marketable securities                   647,973       514,800       201,193
    Accounts receivable, net                117,907       108,694       152,083
    Finance receivables, net              1,050,330       855,771       738,396
    Inventories                             214,419       218,156       183,632
    Other current assets                     75,851        88,237        78,475
                                         ----------    ----------    ----------
  Total current assets                    2,349,192     2,066,586     1,732,314
    Finance receivables, net                451,973       589,809       582,366
    Other long-term assets                1,198,609     1,204,822     1,084,624
                                         ----------    ----------    ----------

Total assets                             $3,999,774    $3,861,217    $3,399,304
                                         ==========    ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Accounts payable & accrued
     expenses                            $  654,343    $  607,473    $  532,183
    Current portion of finance debt         300,060       382,579       366,286
                                         ----------    ----------    ----------
   Total current liabilities                954,403       990,052       898,469
   Finance debt                             380,000       380,000       380,000
   Other long-term liabilities              157,194       152,831       179,068
   Postretirement health care benefits      110,761       105,419        94,744
   Shareholders' equity                   2,397,416     2,232,915     1,847,023
                                         ----------    ----------    ----------

Total liabilities and shareholders'
 equity                                  $3,999,774    $3,861,217    $3,399,304
                                         ==========    ==========    ==========


Harley-Davidson, Inc. - 1st Quarter 2003 Press Release Financial Tables - page 2

                              Harley-Davidson, Inc.
                 Condensed Consolidated Statements of Cash Flows
                    (In thousands, except per share amounts)


                                                        March 30,     March 31,
                                                          2003          2002
                                                        ---------     ---------

Cash flows from operating activities:
  Net income                                            $ 186,184     $ 119,998
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation                                          45,877        42,601
     Non cash expenses                                     20,211        13,009
     Contributions to the pension plans                         -             -
     Net changes in current assets and current
      liabilities                                          59,239        (6,723)
                                                        ---------     ---------
Net cash provided by operating activities                 311,511       168,885

Cash flows from investing activities:
  Capital expenditures                                    (41,796)      (53,358)
  Finance receivables, net                                (51,682)     (285,568)
  Net increase in marketable securities                  (133,630)       (5,182)
  Other, net                                               (1,759)          722
                                                        ---------     ---------
Net cash used in investing activities                    (228,867)     (343,386)

Cash flows from financing activities:
  Net (decrease) increase in finance debt                 (91,193)      149,235
  Dividends paid                                          (10,610)       (9,238)
  Purchase of common stock for treasury                   (20,164)      (29,620)
  Issuance of common stock under employee stock plans       1,107         3,221
                                                        ---------     ---------
Net cash used in financing activities                    (120,860)      113,598

Net (decrease) increase in cash and cash equivalents      (38,216)      (60,903)

Cash and cash equivalents:
  At beginning of period                                  280,928       439,438
                                                        ---------     ---------
  At end of period                                      $ 242,712     $ 378,535
                                                        =========     =========


Harley-Davidson, Inc. - 1st Quarter 2003 Press Release Financial Tables - page 3

                              Harley-Davidson, Inc.
                           Net Revenue and Motorcycle
                                  Shipment Data


                                                          Three Months Ended
                                                        -----------------------
                                                        March 30,     March 31,
                                                          2003          2002
                                                        ---------     ---------

NET REVENUE (in thousands)
Harley-Davidson(R)motorcycles                           $  876,507    $ 747,926
Buell(R)motorcycles                                         20,498        6,309
Parts & Accessories                                        159,844      131,143
General Merchandise                                         56,475       42,269
Other                                                          367          198
                                                        ----------    ---------
Total net sales                                         $1,113,691    $ 927,845
                                                        ==========    =========


HARLEY-DAVIDSON UNITS Motorcycle shipments:
  United States                                             56,952       51,363
  Export                                                    13,656       13,306
                                                        ----------    ---------
Total                                                       70,608       64,669
                                                        ==========    =========

Motorcycle product mix:
  Touring                                                   18,488       17,318
  Custom                                                    34,313       31,863
  VRSC                                                       4,659        3,160
  Sportster(R)                                              13,148       12,328
                                                        ----------    ---------
Total                                                       70,608       64,669
                                                        ==========    =========

BUELL UNITS Motorcycle shipments:
  Buell (excluding Blast)                                    2,356          429
  Buell Blast                                                  585          901
                                                        ----------    ---------
                                                             2,941        1,330
                                                        ==========    =========


Harley-Davidson, Inc. - 1st Quarter 2003 Press Release Financial Tables - page 4

                       Year-to-date Heavyweight (651+ cc)
                    Motorcycle Retail Registrations (Units),
                          data through month indicated.


                                             2003         2002       % change
                                             ----         ----       --------

United States
- H-D (March)                               47,929       49,507        -3.2%
- Industry (March)                          94,170      100,782        -6.6%

Europe
- H-D * (March)                              5,380        4,651        15.7%
- Industry (February)                       31,874       37,159       -14.2%

Japan
- H-D (March)                                2,137        1,892        12.9%
- Industry (February)                        5,284        5,402        -2.2%


Only Harley-Davidson(R) motorcycles are included in the Harley-Davidson (H-D) data.

H-D * Includes Harley-Davidson sales in all European countries.
Industry data for Europe includes sales only in Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Switzerland and United Kingdom.

Data Sources: (subject to update)
---------------------------------
United States: Motorcycle Industry Council,
Europe: Company reports, Giral S.A.
Japan: Company reports, Industry sources




Harley-Davidson, Inc. - 1st Quarter 2003 Press Release Financial Tables - page 5